CONFIDENTIAL

AMENDMENT 1

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of July 16], 2020 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Services Agreement between ALPS and Axonic Funds dated December 23, 2019, as amended
“ALPS”	ALPS Fund Services, Inc.
“Trust”	Axonic Funds

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B hereto.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS FUND SERVICES, INC.		AXONIC FUNDS

By:		By:

Name:	Mike Sleightholme	Name:	John Kelly

Title:	Authorized Representative	Title:	Treasurer

1st Amendment to ALPS and Axonic Funds Servicing Agreement 6.20

Schedule A to this Amendment

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	Schedule A - List of Funds is hereby deleted and replaced in its entirety as follows:

SCHEDULE A

LIST OF FUNDS

(as of July 16, 2020)

Fund Name and Class	Ticker
Axonic Strategic Income Fund Class A	AXSAX
Axonic Strategic Income Fund Class I	AXSIX

CONFIDENTIAL

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

1st Amendment to ALPS and Axonic Funds Servicing Agreement 6.20